Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-232886

January 28, 2020

Huntington Bancshares Incorporated

2.550% Senior Notes Due February 4, 2030 (the “Notes”)

SUMMARY OF TERMS DATED JANUARY 28, 2020

Issuer	Huntington Bancshares Incorporated

Security	2.550% Senior Notes Due 2030

Note Type	Senior Notes

Legal Format	SEC Registered (Registration Statement No. 333-232886)

Aggregate Principal Amount Offered	$750,000,000

Minimum Denominations	$2,000

Minimum Increments	$1,000

Trade Date	January 28, 2020

Settlement Date	February 4, 2020 (T+5)

Maturity Date	February 4, 2030

Interest Payment Dates	Each February 4 and August 4, commencing on August 4, 2020

Reference Benchmark	UST 1.75% Notes, due November 15, 2029

Benchmark Yield	1.646%

Spread to Benchmark	T + 95 basis points

Reoffer Yield	2.596%

Coupon	2.550%

Redemption Provision

The notes may not be redeemed by the Issuer prior to August 2, 2020 (180 days after February 4, 2020 (or, if additional notes are issued thereafter, prior to 180 days after such additional issuance)). The notes may be redeemed by the Issuer, at its option, in whole or in part, at any time thereafter and prior to November 4, 2029, at a redemption price equal to 100% of the aggregate principal amount of notes to be redeemed, plus a “make-whole amount” at T+0.15%, plus accrued and unpaid interest to the date of redemption.

The Issuer has the option, at any time on or after November 4, 2029 (three months prior to the maturity date of the notes), to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Price to Investors	99.597% of the face amount

Underwriting Discount	0.450% of the face amount

Listing	None

Joint Book-Running Managers	Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC The Huntington Investment Company J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers	Academy Securities, Inc. Raymond James & Associates, Inc. Robert W. Baird & Co. Incorporated

CUSIP Number	446150 AS3

ISIN Number	US446150AS35

The Issuer has filed a registration statement (File Number 333-232886) (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement related to that registration statement and other documents that the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Copies of the prospectus, preliminary prospectus supplement and any subsequently filed prospectus supplement relating to the offering may be obtained from Morgan Stanley & Co. LLC at Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; telephone: 866-805-4128, e-mail: syndicate@sandleroneill.com, Credit Suisse Prospectus Department, Eleven Madison Avenue, New York, NY 10010; telephone: 1-800-221-1037, e-mail:usa.prospectus@credit-suisse.com, The Huntington Investment Company, telephone: 613-480-5676, J.P. Morgan Securities LLC, telephone: 1-212-834-4533, RBC Capital Markets, LLC, telephone: 1-866-375-6829.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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